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                                                                    EXHIBIT 99.3

                            CONSENT OF BT WOLFENSOHN

We hereby consent to (i) the inclusion of our opinion letter, dated November 16, 1998, to the Board of Directors of OmniAmerica, Inc. as Appendix III to the Information Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Information Statement/Prospectus under the captions entitled "Questions and Answers About the OmniAmerica Merger--Has someone determined that the merger is fair to the OmniAmerica stockholders?"; "Summary--Determinations of Boards of Directors,--Fairness Opinion of Financial Advisor"; "The OmniAmerica Merger-- Background to the Merger,--Opinion of Financial Advisor to OmniAmerica". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement on Form S-4 within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange.

                                          BT Wolfensohn

                                          January 15, 1999